Exhibit 99.1

Contacts:

Gilead Sciences	Royalty Pharma
Susan Hubbard, Investors	Pablo Legorreta, Chief Executive Officer
(650) 522-5715	Alexander Kwit, General Counsel
Erin Edgley, Media	(212) 883-0200
(650) 522-5635

FOR IMMEDIATE RELEASE

GILEAD SCIENCES AND ROYALTY PHARMA COMPLETE $525 MILLION PURCHASE

FROM EMORY UNIVERSITY OF EMTRICITABINE ROYALTY INTEREST

Foster City, CA, and New York, NY, July 22, 2005 — Gilead Sciences, Inc. (Nasdaq: GILD) and Royalty Pharma today announced that the companies have completed the purchase of the royalty interest owed to Emory University for emtricitabine. Gilead and Royalty Pharma made a one-time cash payment of $525.0 million to Emory in exchange for the elimination of the emtricitabine royalties due to Emory on worldwide net sales of the product. The entry into the agreement for the royalty purchase was previously announced on July 18, 2005.

Gilead and Royalty Pharma paid $341.25 million (65 percent) and $183.75 million (35 percent), respectively, of the $525.0 million cash payment to Emory. Under the terms of an amended and restated license agreement with Emory, Gilead is now obligated to pay to Royalty Pharma royalty revenue based on all future emtricitabine net sales relative to Royalty Pharma’s contribution to the Emory royalty buyout. Gilead continues to have obligations to pay certain royalties to GlaxoSmithKline, fulfilling Emory’s obligations under a previous agreement. Within 30 days after the closing, Emory and certain inventors of emtricitabine may acquire interests in Royalty Pharma approximating up to 25 percent of the proceeds payable by Royalty Pharma in the transaction.

Gilead also made a one-time payment of $15.0 million to Emory in connection with the amendment and restatement of our existing license agreement with Emory, providing Gilead with greater strategic flexibility on the development of emtricitabine for the treatment of hepatitis B.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

July 22, 2005	Page 2

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About Royalty Pharma

Royalty Pharma invests in pharmaceutical and biotechnology product royalties and other revenue-producing intellectual property. Royalty Pharma has been providing capital to research institutions, inventors and life science companies in exchange for royalty interests since 1996. In addition to the royalty interests in Emtriva® and Truvada® to be acquired in this transaction, the company owns royalty interests in eleven other leading marketed biopharmaceuticals, including, among others, Amgen’s Neupogen® and Neulasta®, Genentech’s and Biogen Idec’s Rituxan®, Celgene’s Thalomid®, Eli Lilly’s and J&J/Centocor’s ReoPro®, Protein Design Labs’ Retavase® and Chiron’s TOBI®. Royalty Pharma also owns royalty interests in four product candidates: GlaxoSmithKline’s and Adolor’s Entereg®, Pfizer’s lasofoxifene and Wyeth’s bazedoxifene and bazedoxifene/CE, and acquired in this transaction a royalty interest in Gilead’s and Bristol-Myers Squibbs’ triple-fixed dose combination product containing emtricitabine, which is currently in development. More information on Royalty Pharma is available at www.royaltypharma.com.

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For more information on Gilead Sciences, please visit the company’s web site at www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 or 1-650-574-3000.

For more information on Royalty Pharma, please visit the company’s web site at

www.royaltypharma.com or call the company at 212-883-0200.